EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the date set forth on the signature page below, effective as of January 21, 2013 (the “Effective Date”) by and between Jannie K. Lau (the “Executive”), and InterDigital, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Company”).

WHEREAS, the Company desires to provide for the services of the Executive upon and following the Effective Date and this Agreement shall govern the employment relationship between the Executive and the Company from and after the Effective Date, and, as of the Effective Date, supersedes all previous agreements with respect to such relationship; and

WHEREAS, the Executive desires to be in the employ of the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. Period of Employment. The “Period of Employment” shall be a period of two (2) years commencing on the Effective Date and ending at the close of business on the second (2nd) anniversary of the Effective Date; provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on each anniversary of the Effective Date (commencing with the second anniversary of the Effective Date), unless either party gives notice, in accordance with subsection 11.2 hereof, at least ninety (90) days prior to such anniversary, that the Period of Employment shall not be extended (or further extended, as the case may be) (any such notice, a “Nonrenewal Notice”). However, in the event that the annual payout amounts under the Incentive Plan (as defined below) and/or the Program (as defined below) for the plan year immediately prior to the expiration of the Period of Employment have not been paid upon the expiration of the Period of Employment following the delivery of a Nonrenewal Notice, the Period of Employment shall be extended until such amounts are paid out under the Incentive Plan or Program, as applicable. Further, in the event that a Change in Control (as defined below) occurs at any time during the Period of Employment, then, notwithstanding anything to the contrary herein, the Period of Employment shall extend for an additional year and ninety (90) days from the date of the Change in Control, provided such extension serves to lengthen the Period of Employment that would otherwise have been in place. The term “Period of Employment” shall include any extension thereof pursuant to the three preceding sentences. Provision of a Nonrenewal Notice shall not be a breach of this Agreement and shall not constitute either a termination by the Company without “Cause” or resignation by the Executive for “Good Reason” (each, as defined herein). Upon the expiration of the Period of Employment following the delivery of a Nonrenewal Notice, this Agreement, including the provisions of Section 10 (“Survival of Provisions”), will no longer be in effect. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided in Section 8 of this Agreement.

2. Position and Duties.

2.1 Position. During the Period of Employment, the Executive shall serve the Company as its Executive Vice President, General Counsel and Secretary and shall have the powers, authorities, and duties of management usually vested in the office of the Executive Vice President, General Counsel and Secretary of a corporation of a similar size and nature to the Company and that the Company’s Board of Directors (the “Board”) or any officer of the Company to whom the Executive reports may assign to the Executive from time to time. The Executive shall report to the Chief Executive Officer during the Period of Employment. The Executive shall perform faithfully and diligently all duties assigned to the Executive in service of the Company and/or any and all past, present or future parent and/or subsidiaries and their respective and/or affiliated entities (the “Related Entities”).

2.2 Diligent Efforts/Full-Time. The Executive shall expend the Executive’s diligent efforts on behalf of the Company, and shall abide by all policies and decisions made by the Company, as well as applicable federal, state and local laws, regulations or ordinances. The Executive shall act in the best interest of the Company at all times. The Executive shall devote the Executive’s full business time and efforts to the performance of the Executive’s assigned duties for the Company.

3. Other Business Activities. During the Period of Employment, the Executive shall not, without the prior written consent of the Company, engage in any other business activities or pursuits whatsoever, except activities in connection with any charitable or civic activities, personal investments and serving as an executor, trustee or in other fiduciary capacity; provided, however, that such activities do not interfere with the performance of her responsibilities and obligations pursuant to this Agreement.

4. Compensation.

4.1 Base Salary. During the Period of Employment, as compensation for the Executive’s performance of the Executive’s duties hereunder, the Company shall pay to the Executive a base salary at an annualized rate of $270,000, subject to any increase from time to time in accordance with the Company’s compensation policies, payable in accordance with the normal payroll practices of the Company (the “Base Salary”).

4.2 Short-Term Incentive Plan. During the Period of Employment, the Executive shall be eligible to participate in the Company’s Short-Term Incentive Plan (as amended from time to time, the “Incentive Plan”), on terms and conditions no less favorable than those provided generally to the other similarly situated officers of the Company, for so long as the same may be in effect. For the 2013 fiscal year, the Executive shall have a target bonus level of 50% of the Base Salary (the “Target Bonus”) under the Incentive Plan. Any bonus earned pursuant to the Incentive Plan shall be subject to the terms and conditions of the Incentive Plan. The Company reserves the right to change or eliminate the Incentive Plan at any time, without prior notice to or the consent of the Executive.

4.3 Long-Term Compensation Plan. During the Period of Employment, the Executive shall be eligible to participate in the Company’s Long-Term Compensation Program (as it may be amended from time to time, the “Program”) on terms and conditions no less favorable than those provided generally to the other similarly situated officers of the Company, for so long as the same may be in effect. For the cycle beginning in the 2013 fiscal year, the Executive’s level of participation in the Program shall be a target payout of $300,000, pursuant to the terms and conditions of the Program. Any awards earned pursuant to the Program shall be subject to the terms and conditions of the Program. The Company reserves the right to change or eliminate the Program at any time, without prior notice to or the consent of the Executive.

5. Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. The Company reserves the right to change or eliminate such benefit plans and programs, at any time, without prior notice to or the consent of the Executive.

6. Confidentiality and Proprietary Rights. The Executive executed the Company’s Nondisclosure and Assignment of Ideas Agreement, as amended from time to time, as a condition of her employment, which is incorporated herein by reference.

7. Covenants. The Executive shall not, during the Period of Employment and thereafter for the Restricted Period (as defined below), do any of the following, directly or indirectly, except in connection with the performance of the Executive’s duties for the Related Entities, without the prior written consent of the Company:

7.1 engage or participate in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent consultant or otherwise) any business directly competitive with the Related Entities’ business, as conducted during the twelve (12) month period immediately preceding the termination of the Executive’s employment hereunder (for any reason);

7.2 become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any business that is directly competitive with the business of the Related Entities, as conducted during the twelve (12) month period immediately preceding the termination of the Executive’s employment hereunder (for any reason), or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is directly competitive with the business of the Related Entities, as conducted during the twelve (12) month period immediately preceding the termination of the Executive’s employment hereunder (for any reason);

7.3 influence or attempt to influence any licensee, strategic partner, supplier, or customer of the Related Entities or any potential licensee, strategic partner, supplier or customer of the Related Entities to terminate or modify any written or oral agreement or course of dealing with the Related Entities; or

7.4 influence or attempt to influence any person or entity to either (i) terminate or modify their employment, consulting, agency, distributorship or other arrangement with the Related Entities, or (ii) employ or retain, or arrange to have any other person or entity employ or retain, any person or entity that has been employed or retained by the Related Entities as an employee, consultant, agent or distributor of the Related Entities at any time during the twelve (12) month period immediately preceding the termination of the Executive’s employment hereunder (for any reason).

For purposes of this Agreement, the “Restricted Period” shall constitute either (i) a period of two (2) years following termination of employment pursuant to subsection 8.4 hereof or (ii) as applicable, (x) the period, if any, that the Executive shall receive severance as set forth in subsection 8.2.1 hereof; (y) a period of one (1) year following termination of employment hereunder pursuant to subsection 8.1 hereof, or (z) ) a period of one (1) year following termination of employment in the event that the Executive’s employment is terminated hereunder pursuant to subsection 8.3.1, so long as the Company determines, in its sole discretion, to pay the Executive severance in the amount of one (1) times the sum of the Executive’s Base Salary then in effect on the date of termination, with such severance to be paid equally over a period of twelve (12) months in a manner set forth in subsection 8.2.1 hereof, including without limitation, the requirements relating to the execution and delivery of a separation agreement (which the Company shall be under no obligation to do). In the case of clause (z) above, the Executive shall specify, in a notice of termination provided in accordance with subsection 11.2 hereof, the name of any employer that the Executive intends to accept employment with and the nature of the proposed position. In the event that the Company determines to pay severance to the Executive following a termination of employment pursuant to subsection 8.3.1, the Company shall notify the Executive of its decision of whether or not to enforce the Restricted Period within twenty (20) days after receiving the Executive’s notice of termination.

An activity shall be deemed “directly competitive” hereunder when there is a reasonable likelihood based on the Executive’s actual possession (whether or not in tangible form) of Company Confidential Information that such activity would result in the use of such Company Confidential Information to the material detriment of the Company; provided, however, that “directly competitive” shall not mean activity that merely includes similar activities, duties and/or responsibilities (a) as Executive’s position and duties for Company prior to any termination or separation from Company; (b) in the field of wireless communications, in whole or in part, (c) in connection with a patent portfolio that includes patent assets, in whole or in part, directed to wireless communications; and/or (d) in connection with a patent monetization program or other licensing programs. Proof that the future activity is directly competitive activity as defined herein shall be the burden of the Company.

Notwithstanding the foregoing, nothing herein shall prevent the Executive from holding less than one percent (1%) of the outstanding securities of any class of any publicly traded securities of a company that is engaged in activities referenced in subsection 7.1 hereof.

For all purposes hereunder, “Company Confidential Information” shall mean information which is owned by Company and/or its Related Entities and has not been publicly released or has not otherwise become common knowledge in the field of interest. Company Confidential Information shall not include, and this Agreement shall impose no obligations on any information that is part of Executive’s general knowledge, skill and experience and/or (a) is or becomes generally available to the public or (b) is made available to Executive by a third party who is lawfully in possession of such information, and who is not in violation of any confidentiality obligation in favor of Company and/or its Related Entities.

7.5 (a) The Executive acknowledges that, in the course of her employment with the Company and/or the Related Entities and their predecessors, she has become familiar, or shall become familiar, with the Company’s and the Related Entities’ and their predecessors’ Confidential Information concerning the Company, the Related Entities and their respective predecessors and that her services have been and will be of special, unique and extraordinary value to the Company and the Related Entities. The Executive acknowledges and agrees that the Company would not have entered into this Agreement, providing for compensation, severance protections, and other benefits to the Executive on the terms and conditions set forth herein, but for the Executive’s agreements (including those set forth in this Section 7) herein. The Executive agrees that the foregoing covenants set forth in this Section 7 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and the Related Entities’ Confidential Information, good will, stable workforce, and customer relations.

(b) Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that she is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that she is fully aware of her obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, and (iv) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 7 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit her ability to earn a livelihood in a business similar to the business of the Company and any of the Related Entities, but she nevertheless believes that she has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given her education, skills and ability), the Executive does not believe would prevent her from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

7.6 The Executive agrees that the Executive’s services are unique and that she has access to the Company’s and the Related Entities’ Confidential Information and work product. Accordingly, without limiting the generality of this Section 7, the Executive agrees that a breach by the Executive of any of the covenants in this Section 7 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 7, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 7, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 7, if and when final judgment of a court of competent jurisdiction is so entered against the Executive. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following a termination of employment, as determined pursuant to the foregoing provisions of this Section 7, shall be extended by the same amount of time that the Executive is in breach of any Restrictive Covenant.

8. Termination. The Company or the Executive may terminate the Executive’s employment, and the Period of Employment, at any time for any reason, or for no reason, subject to compliance with Section 8 hereof.

8.1 Termination for Cause by the Company. The Company may terminate the Executive’s employment, and the Period of Employment, immediately at any time for Cause. For purposes of this Agreement, “Cause” means (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Executive with respect to the Executive’s obligations or otherwise relating to the business of the Company; (b) the Executive’s material breach of this Agreement or the Company’s Nondisclosure and Assignment of Ideas Agreement; (c) the Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, any felony, or any crime of moral turpitude; or (d) the Executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Board. In the event the Executive’s employment is terminated in accordance with this subsection, the Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination, and any accrued but unused PTO as of the date of the termination (the “Standard Entitlements”). All other Company obligations to the Executive pursuant to this Agreement will become automatically terminated and completely extinguished. For the avoidance of doubt, the Executive shall not be entitled to receive the severance package described in subsections 8.2.1 or 8.4.1 below in the event the Executive is terminated in accordance with this subsection.

8.2 Termination Without Cause by the Company/Severance. The Company may terminate the Executive’s employment, and the Period of Employment, under this Agreement without Cause at any time on thirty (30) days’ advance notice, in accordance with subsection 11.2 hereof, to the Executive. At the Company’s election, the Executive may be asked to refrain from coming to the office during such thirty-day notice period. In the event of such termination, the Executive shall be entitled to receive the Standard Entitlements, and a severance package as described in subsection 8.2.1 below, provided the Executive complies with the conditions described in subsection 8.2.2 or 8.3.2 below, as applicable. All other Company obligations to the Executive will be automatically terminated and completely extinguished.

8.2.1 Severance Package. If the Executive’s employment is terminated by the Company pursuant to subsection 8.2 or if the Executive resigns pursuant to subsection 8.3.2, the Executive shall be entitled to receive:

(a) (i) a severance payment equivalent to one and a half (1.5) times the sum of the Base Salary then in effect on the date of termination; and (ii) payments by the Company of the premiums required to continue the Executive’s group health care coverage for one (1) year, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that the Executive elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period, and provided, further, however, that the Executive’s continued participation is permissible under the terms and provisions of such plans and programs, and the Company’s payment of COBRA premiums does not violate the nondiscrimination rules of the Patient Protection and Affordable Care Act of 2010. Subject to the separation agreement, as described in subsection 8.2.2 below, becoming effective and irrevocable in accordance with its terms, commencing on the first payroll date next following or coincident with the 60th day following the termination of employment, (i) the severance payments will be paid in substantially equal installments in accordance with the Company’s standard payroll practices over a period of twelve (12) consecutive months, and (ii) COBRA payments will be paid in installments in accordance with the Company’s standard payroll practices over a period of twelve (12) consecutive months provided that at the first payment date next following or coincident with the 60th day following the termination of employment, the Executive shall receive COBRA payments relating to such 60 day period (or longer, as the case may be) that elapsed since the termination of employment; and

(b) outplacement services by qualified consultants selected by the Company, at the Company’s expense, in an amount not to exceed $10,000. The expenses for outplacement services shall be paid by the Company directly to the entity providing such services to the Executive promptly following the Company’s receipt of appropriate invoices documenting such expenses.

All outstanding equity awards shall be treated in accordance with the documentation governing such awards.

8.2.2 Conditions to Receive Severance Package. In order to receive the severance package described in subsection 8.2.1 above, the Executive must: (i) comply with all surviving provisions of this Agreement as specified in Section 10 below (except Section 3 which would not be applicable); and (ii) execute a separation agreement in a form acceptable to the Company, including a full general release, releasing all claims, known or unknown, that the Executive may have against the Company arising out of or any way related to the Executive’s employment or termination of employment with the Company and a non-disparagement provision. The separation agreement contemplated by this Section 8.2.2 shall not broaden any existing or contemplated obligations on the Executive as set forth in the Agreement. The Executive hereby agrees that, upon breach by the Executive of any of the covenants described in Section 7, all Company obligations to the Executive, including the obligations to provide (or continue to provide) the severance package described in subsection 8.2.1 above, will be automatically terminated and completely extinguished.

8.3 Voluntary Resignation by the Executive. The Executive may voluntarily resign her position with the Company, and the Period of Employment, with or without Good Reason, in accordance with Section 8.3.1 or Section 8.3.2, as applicable.

8.3.1 Resignation without Good Reason. In the event the Executive resigns without Good Reason, the Executive must provide thirty (30) days’ advance notice, in accordance with subsection 11.2, and the Executive shall be entitled to receive only the Standard Entitlements, and no other amount, except to the extent the Company elects to pay severance to the Executive pursuant to Section 7.4. . At the Company’s election, the Executive may be asked to refrain from coming to the office during such thirty-day notice period. All other Company obligations to the Executive pursuant to this Agreement will become automatically terminated and completely extinguished. For the avoidance of doubt, the Executive shall not be entitled to receive the severance package described in subsection 8.2.1 above or subsection 8.4.1 below.

8.3.2 Resignation for Good Reason. In the event the Executive resigns for Good Reason, the Executive shall be entitled to receive the Standard Entitlements, and the severance package described in subsection 8.2.1 above, provided, the Executive complies with the conditions described in subsection 8.2.2 above. For purposes of this Agreement, “Good Reason” means the Executive’s resignation of employment with the Company following the occurrence of one or more of the following, in each case without the Executive’s consent: (a) a material diminution in the Executive’s Base Salary or in the Executive’s target bonus opportunity under the Incentive Plan as in effect for the year in which the termination occurs; (b) a material diminution in the Executive’s title, authority, duties or responsibilities; (c) a material failure to comply with Section 4 hereof; (d) relocation of the Executive’s primary office more than 50 miles from the Executive’s current office; or (e) any other action or inaction that constitutes a material breach by the Company of this Agreement or the Nondisclosure and Assignment of Ideas Agreement. For purposes of this Agreement, Good Reason shall only exist if the Executive provides a notice of termination for Good Reason, in accordance with subsection 11.2 hereof, within ninety (90) days after the initial existence of such grounds and the Company has had sixty (60) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate her employment for Good Reason within sixty (60) days following the end of such sixty (60) day period within which the Company was entitled to remedy the course of conduct constituting Good Reason but failed to do so, then the Executive shall be deemed to have waived her right to terminate for Good Reason with respect to such grounds.

8.4 Termination Upon or Following a Change in Control.

8.4.1 Severance Package. If the Executive’s employment is terminated by the Company other than for Cause or the Executive resigns for Good Reason, in each case, on or within twelve (12) months after a Change in Control (as defined below), the Executive shall be entitled to receive:

(a) (i) a severance payment equivalent to two (2) times the Base Salary then in effect on the date of termination and one (1) times the Target Bonus then in effect on the date of termination, which, subject to the separation agreement, as described in subsection 8.4.2 below, becoming effective and irrevocable in accordance with its terms, shall be payable in a lump sum on the first payroll date next following or coincident with the 60th day following the termination of employment (provided that such Change in Control is a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as determined in accordance with Section 409A (as defined below), otherwise, the severance payment amount set forth above will be made in accordance with the schedule set forth in Section 8.2.1); and

(ii) a payment equal to the cost required to pay premiums required to continue the Executive’s group health coverage under the applicable provisions of COBRA for twenty-four (24) months, payable in a lump sum on the first payroll date next following or coincident with the 60th day following the termination of employment, subject to the separation agreement, as described in subsection 8.4.2 below, becoming effective and irrevocable in accordance with its terms; and

(c) outplacement services by qualified consultants selected by the Company, at the Company’s expense, in an amount not to exceed $10,000. The expenses for outplacement services shall be paid by the Company directly to the entity providing such services to the Executive promptly following the Company’s receipt of appropriate invoices documenting such expenses.

All outstanding equity awards shall be treated in accordance with the documentation governing such awards.

8.4.2 Conditions to Receive Severance Package. In order to receive the severance package described in subsection 8.4.1 above, the Executive must: (i) comply with all surviving provisions of this Agreement as specified in Section 10 below; and (ii) execute a separation agreement in a form acceptable to the Company, including a full general release, releasing all claims, known or unknown, that the Executive may have against the Company arising out of or any way related to the Executive’s employment or termination of employment with the Company and a non-disparagement provision. The separation agreement contemplated by this Section 8.4.2 shall not broaden any existing or contemplated obligations on the Executive as set forth in the Agreement. The Executive hereby agrees that, upon breach by the Executive of any of the covenants described in Section 7, all Company obligations to the Executive, including the obligations to provide the severance package described in subsection 8.4.1 above, will be automatically terminated and completely extinguished.

8.4.3 Section 409A Compliance. Payments contemplated pursuant to this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (“Section 409A”) (including the provisions for exceptions and exemptions from Section 409A) and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A. If any payment(s) to the Executive under the terms of this Agreement or any plans is determined to constitute a payment of nonqualified deferred compensation for purposes of Section 409A payable on account of a “separation from service” (as defined under Section 409A) that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment(s) shall be delayed until the date that is six months and one day after the date of the Executive’s separation from service with the Company (or, if sooner, the date of the Executive’s death), if and only to the extent necessary to comply with the special rule for certain “specified employees” set forth in Code Section 409A(a)(2)(B)(i). Upon the expiration of the period described in the preceding sentence, all payments and benefits delayed pursuant to this subsection (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which such expenses are incurred, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Each payment made under this Agreement shall be treated as a “separate payment” within the meaning of Section 409A.

8.4.4 280G. (a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of the Related Entities, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, to the extent that the Executive will retain more of the Total Payments on an after-tax basis following this reduction than if the full amount were payable. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this subsection 8.4.4(a) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b) Any determination that the Total Payments to the Executive must be reduced or eliminated in accordance with subsection 8.4.4(a) and the assumptions to be utilized in arriving at such determination, shall be made by the Board in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors as it may deem appropriate in the circumstances. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Board hereunder, it is possible that the Total Payments to the Executive which will not have been made by the Company should have been made (“Underpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto). In the event that any Total Payments made to the Executive shall be determined to otherwise result in the imposition of any tax under Section 4999 of the Code and a reduction in the Total Payments is required pursuant to Section 8.4.4(a), then the Executive shall promptly repay to the Company the amount of any such overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company.

8.4.5 Change in Control. For purposes of this Agreement, a “Change in Control” has the meaning set forth in the Company’s 2009 Stock Incentive Plan, or its successor, as amended, modified or restated from time to time, provided that if such definition is amended, modified or restated and the resulting definition, or a definition under a successor plan, is less favorable to the Executive than the definition as of the date hereof, as determined in the reasonable sole discretion of the Company, then the definition as of the date hereof shall be the definition that is used.

9. Other Agreements. The Executive represents and warrants to the Company that:

9.1 there are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or the Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of her obligations hereunder;

9.2 the Executive’s execution of this Agreement and the Executive’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which the Executive is a party or by which the Executive is bound; and

9.3 the Executive is free to execute this Agreement and to enter into the employ of the Company pursuant to the provisions set forth herein.

10. Survival of Provisions. Sections 3 (“Other Business Activities”), 6 (“Confidentiality and Proprietary Rights”), 7 (“Covenants”), 8 (“Termination”), and 11 (“General Provisions”) of this Agreement shall survive the termination of the Period of Employment.

11. General Provisions.

11.1 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors, assigns and the Related Entities of the Company. The Executive shall not be entitled to assign any of the Executive’s rights or obligations under this Agreement.

11.2 Notice. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing:

If to the Executive, to the address most recently on file in the payroll records of the Company.

If to the Company:

InterDigital, Inc.
200 Bellevue Parkway, Suite 300
Wilmington, Delaware 19809
Attention: Chief Executive Officer

11.3 Entire Agreement; Amendments. This Agreement, including the Company’s Nondisclosure and Assignment of Ideas Agreement, as amended from time to time, incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of the Executive and the Chief Executive Officer. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

11.4 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

11.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the state of Delaware without reference to conflict of laws principles. Each party consents to the jurisdiction and venue of the U.S. District Court of the District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the state of Delaware.

11.6 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

11.7 Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

11.8 Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

JANNIE LAU
Dated: 03/13/2013	/s/ Jannie Lau
INTERDIGITAL, INC.
Dated: 03/14/2013	By: /s/ William J. Merritt William J. Merritt Chief Executive Officer